Humana Inc.
                     Ratio of Earnings to Fixed Charges
                For the quarters ended March 31, 1998 and 1997
                                  Unaudited
                            (Dollars in millions)


                                                1998          1997
                                                ----          ----

Earnings:
  Income before income taxes                  $   79        $   60
  Fixed charges                                   15             5
                                              ------        ------
                                              $   94        $   65
                                              ======        ======

Fixed charges:
  Interest charged to expense                 $   12        $    3
  One-third of rent expense                        3             2
                                              ------        ------
                                              $   15        $    5
                                              ======        ======


Ratio of earnings to fixed charges               6.1          12.7
                                              ======        ======



The one-third of rent expense included in fixed charges is that proportion deemed representative of the interest portion.
